Exhibit 99.1

For immediate release	Contact: Joseph Fitzgerald
March 15, 2004	(310) 449-3660

MGM CONFIRMS IT IS EXPLORING ALTERNATIVES TO

SHARE MORE WEALTH WITH ITS SHAREHOLDERS

Metro-Goldwyn-Mayer Inc. (NYSE:MGM) confirmed today, in response to press reports, that it is considering various alternatives designed to distribute more of the Company’s wealth to its shareholders. MGM’s Chairman and Chief Executive Officer, Alex Yemenidjian, stated:

“As we have indicated in the past, our management remains committed to sharing the Company’s wealth with our shareholders. In addition to the programs we have considered in the past, which have included our recent tender offer and our open market stock repurchase program, we also are exploring other alternatives, such as whether to recommend to our Board a significant one-time dividend distribution to all our shareholders.”

Mr. Yemenidjian emphasized that no decisions had yet been made as to the size or timing of any actions nor could there be any assurance that management would make a recommendation to the Board or that the Board would authorize any action as recommended or otherwise.

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page 2 – Share More Wealth Release

Metro-Goldwyn-Mayer Inc. (NYSE: MGM), through its Metro-Goldwyn-Mayer Studios Inc. subsidiary, is actively engaged in the worldwide production and distribution of entertainment product, including motion pictures, television programming, home video, interactive media, music, and licensed merchandise. The Company owns the largest modern film library in the world, consisting of approximately 4,000 titles. Its operating units include MGM Pictures, United Artists, MGM Television Entertainment, MGM Networks, MGM Distribution Co., MGM Worldwide Television Distribution, MGM Home Entertainment, MGM On Stage, MGM Consumer Products, MGM Music, MGM Interactive and MGM Direct. In addition, MGM has ownership interests in international television channels reaching over 100 countries around the globe. For more information on MGM, visit us online at http://www.mgm.com.

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